                                REDEMPTION AGREEMENT


     THIS REDEMPTION AGREEMENT ("AGREEMENT") is made and entered into as of the 28 day of April, 1998 by and among Dominion Park, L.L.C., a Delaware limited liability company ("DOMINION PARK"), Deere Park Equities, L.L.C., an Illinois limited liability company ("DEERE PARK"), Lamar Investments, Inc., an Illinois corporation ("Lamar"), Riverwood Investments, L.L.C., a Delaware limited liability company ("RIVERWOOD"), Wellgate International, Ltd., a British Virgin Islands corporation ("WELLGATE"), Michel L. Marengere ("MARENGERE"), Nicolas V. Matossian ("MATOSSIAN"), and Rene Amyot ("AMYOT"). Marengere, Matossian and Amyot are hereinafter collectively referred to as "DBC MANAGEMENT."

                                     RECITALS:

     A.   The following parties are the current members of Dominion Park:
(i) Deere Park; (ii) Wellgate; and (iii) Riverwood.

     B.   Lamar is an affiliate of Dominion Park, Deere Park and Riverwood.

     C. Dominion Park is governed by the terms of that certain letter agreement dated August 19, 1997 among Deere Park, Marengere and Matossian, as amended on August 29, 1997, March 16, 1998 and on the date hereof, a copy of which is attached hereto (with all amendments) as EXHIBIT A (the "LETTER AGREEMENT").

     D.   Dominion Park's assets currently include the following property:
(i) 2,380,000 shares (the "DOMINION PARK DBC SHARES") of common stock, par value of $0.001 per share, of Dominion Bridge Corporation, a Delaware corporation ("DBC"); (ii) a Class C membership interest in Deere Park Equities, which membership interest was received in exchange for the contribution of 2,110,100 shares of common stock, par value of $0.001 per share, of DBC to Deere Park Equities by Dominion Park; and (iii) 775,000 shares (the "AMERICAN ECO SHARES") of common stock, no par value, of American Eco Corporation, an Ontario, Canada corporation ("AMERICAN ECO").

     E. Wellgate currently owns 2,023,399 shares of common stock, par value $0.001 per share, of DBC (the "WELLGATE DBC SHARES"), of which 500,000 shares of common stock of DBC have been pledged to Dominion Park, are in the possession of Dominion Park and are referred to in the Letter Agreement as the "Management Guaranty Shares."

     F. The members of Dominion Park have determined it is in the best interest of Dominion Park to redeem all of Wellgate's interest in Dominion Park (and, indirectly, any interest of DBC Management or any other shareholder of Wellgate in Dominion Park), on the terms and subject to the conditions set forth below.

      NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                     AGREEMENT

     1. REDEMPTION OF WELLGATE. Wellgate hereby agrees to sell to Dominion Park, and Dominion Park hereby agrees to purchase from Wellgate, on the date hereof, free and clear of all liens, pledges, charges, security interests, claims, encumbrances and restrictions of any nature whatsoever (collectively, "ENCUMBRANCES"), (a) all of Wellgate's interest in Dominion Park including, without limitation, Wellgate's membership interest in Dominion Park and all of Wellgate's right, title and interest in and to the Dominion Park DBC Shares, (b) the Wellgate DBC Shares, and (c) any indirect interest DBC Management or any other person or entity may have in any of the foregoing. In consideration therefor, Dominion Park hereby agrees to transfer to Wellgate, on the date hereof, by means of delivery to Pouliot Mercure (as escrow agent for the parties hereto), all of the American Eco Shares, free and clear of all Encumbrances other than the restrictions imposed pursuant to the Lock-Up and Escrow Agreement described in Section 2 of this Agreement.

     2. LOCK-UP AND ESCROW AGREEMENT. Concurrently with execution of this Agreement, the parties hereto and Pouliot Mercure, as escrow agent, will enter into a Lock-Up and Escrow Agreement in form and substance satisfactory to all of such parties, which will impose certain restrictions on the sale, transfer or hypothecation by Wellgate or DBC Management of the American Eco Shares.

     3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF WELLGATE AND DBC
MANAGEMENT.

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING WELLGATE. Wellgate, Marengere, Matossian and Amyot hereby represent, warrant and covenant to Dominion Park, Deere Park, Lamar and Riverwood as follows:

             (i) Wellgate is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

             (ii) Each of Wellgate, Marengere, Matossian and Amyot have full power and authority to execute and perform this Agreement. This Agreement has been duly executed and delivered by Wellgate, Marengere, Matossian and Amyot, and constitutes the legal, valid and binding obligation of such parties enforceable against them in accordance with its terms.

             (iii) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by Wellgate have been duly authorized by the shareholders and the board of directors of Wellgate, do not require any further authorization of Wellgate or any other person or entity, and will not violate or contravene any provision of law affecting Wellgate, any order of any court or other agency of government, Wellgate's charter or articles of incorporation, its by-laws, or any agreement to which Wellgate is a party or by which it is bound.

             (iv) The shares of DBC common stock previously contributed by Wellgate to Dominion Park (i.e., the "MANAGEMENT OPTION SHARES," as defined in the Letter Agreement), and the Wellgate DBC Shares being transferred to Dominion Park pursuant to this Agreement, are (i) duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Encumbrances, and (ii) are not subject to any restrictions on transfer under applicable securities laws, except for those that apply to sales of securities by an affiliate of the issuer under Rule 144 of the U.S. Securities Act of 1933, as amended.

             (v) Attached hereto as EXHIBIT B are true and correct copies of the articles of incorporation, bylaws, and a list of the current shareholders, directors and officers of, Wellgate. Attached hereto as EXHIBIT C is a true and correct copy of a Settlement, Release and Discharge Agreement duly executed by each person or entity that has a direct or indirect interest in Wellgate, the Management Option Shares previously contributed by Wellgate to Dominion Park, or the Wellgate DBC Shares, including, without limitation, Chris Theodoropoulos, Olivier Despres, J. Arthur Gelinas, Robert Chartier, Jacques Delorme, Vitold Jordan, Ted Shtym, Rosalba Nespeca and Micheline Prud'homme, pursuant to which each such party has released any claims it may have with respect to the Management Option Shares or any interest in Wellgate or its property.

             (vi) Wellgate has good and marketable title to the Wellgate DBC Shares. On the date of execution hereof, Wellgate will transfer to Dominion Park, subject to no Encumbrances, (i) good and marketable title to all of the Wellgate DBC Shares, and (ii) all of its interest in Dominion Park or any property held thereby.

             (vii) DBC, DBC Management and Wellgate have not taken and will not take, directly or indirectly, any action designated to or which might reasonably be expected to cause or result in stabilization or manipulation of the price of the common stock of DBC, and DBC Management is not aware of any such action taken or to be taken by any of such parties or by any affiliate of DBC.

        (b)  REPRESENTATIONS AND WARRANTIES REGARDING DBC AND ITS
SUBSIDIARIES. Wellgate, Marengere, Matossian and Amyot hereby represent and warrant to Dominion Park, Deere Park, Lamar and Riverwood that, to the best of their actual knowledge after due inquiry:

             (i) Attached hereto as EXHIBIT D is a true and correct summary of all of DBC's and its subsidiaries' unpaid tax and fiduciary liabilities and of all agreements DBC and its subsidiaries have reached regarding the payment of such liabilities, and that DBC and its subsidiaries have has performed all of their respective obligations under such agreements required to be performed as of the date hereof.

             (ii) All documents required to be filed by DBC with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), have been filed and, at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

             (iii) Since the date of filing of DBC's most recent Quarterly Report on Form 10-Q under the Exchange Act, other than as disclosed on EXHIBIT E hereto, there have been no material adverse changes in the condition (financial or other), business or material prospects of DBC or any of its subsidiaries, and no material transactions have been consummated by DBC or any of its subsidiaries since such date other than in the ordinary course of business.

It is understood that Wellgate, Marengere, Matossian and Amyot are not actively engaged in the management of the business of DBC's subsidiary McConnell Dowell Corporation, an Australian corporation ("MDC"), and that the foregoing representations, insofar as they pertain to MDC, are based solely on examination of MDC's public filings with Australian authorities and actual knowledge of Wellgate, Marengere, Matossian and Amyot regarding any matters not disclosed, or not accurately disclosed, therein.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF DOMINION PARK, DEERE PARK, LAMAR AND RIVERWOOD.

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING DOMINION PARK. Dominion Park, Deere Park, Lamar and Riverwood hereby represent, warrant and covenant to Wellgate, Marengere, Matossian and Amyot as follows:

              (i) Dominion Park is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (ii) Dominion Park has full power and authority to execute and perform this Agreement. This Agreement has been duly executed and delivered by Dominion Park, and constitutes the legal, valid and binding obligation of Dominion Park enforceable against it in accordance with its terms.

              (iii) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by Dominion Park have been duly authorized by the managers and members of Dominion Park, do not require any further authorization of Dominion Park or any person or entity, and will not violate or contravene any provision of law affecting Dominion Park, any order of any court, Dominion Park's

Articles of Organization, or any agreement to which Dominion Park is a party or by which it is bound.

              (iv) The American Eco Shares being transferred to Wellgate pursuant to this Agreement are (a) duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Encumbrances, and (b) were not issued in transactions imposing any restrictions under applicable securities laws on their subsequent transfer.

              (v) Dominion Park has good and marketable title to the American Eco Shares. On the date of execution hereof, Dominion Park will transfer to Pouliot Mercure (as escrow agent for the parties hereto) good and marketable title to all of the American Eco Shares.

              (vi) Neither Dominion Park nor its affiliates have taken, and such parties will not take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in stabilization or manipulation of the price of the common stock of American Eco, and neither Dominion Park nor its affiliates are aware of any such action taken or to be taken by Dominion Park or any affiliate thereof.

         (b)  REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING AMERICAN
ECO. Dominion Park, Deere Park, Lamar and Riverwood hereby represent and warrant to Wellgate, Marengere, Matossian and Amyot that, to the best of their knowledge, all documents required to be filed by American Eco with the Commission pursuant to the Act, at the time they were filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
It is understood that Dominion Park, Deere Park, Lamar and Riverwood are not actively engaged in the management of the business of Eco and that the foregoing representations are based solely on actual knowledge of Dominion Park, Deere Park, Lamar and Riverwood regarding any matters not disclosed, or not accurately disclosed in, such documents.

     5.   OTHER AGREEMENTS.

          (a) CLOSING MEMORANDUM. On the date of execution hereof, the parties hereto hereby agree to enter into those transactions and agreements described in the Closing Memorandum.

          (b)   MUTUAL RELEASES/COVENANTS NOT TO SUE.

                (i) Dominion Park, Deere Park, Lamar, Riverwood and their respective members, managers, shareholders, directors, officers and affiliates, for themselves and their respective heirs, administrators, successors and assigns, (collectively, the "DEERE PARK PARTIES"), hereby irrevocably and unconditionally release and forever discharge each of Wellgate, Marengere, Matossian and Amyot and their respective heirs, administrators, successors and assigns (collectively, the "WELLGATE PARTIES") of and from any and all claims for, and agree not to file any lawsuit or other legal action seeking to recover, any Losses (as hereinafter defined) or Expenses (as hereinafter defined) relating to or arising out of any matters existing or occurring prior to the date hereof; provided, however, that the foregoing release shall in no event extend to any claims (i) arising out matters pertaining to DBC to the extent such Claims have not been released by DBC pursuant to those certain Settlement, Release and Discharge Agreements dated of even date herewith entered into by Marengere, Matossian and Amyot, respectively, with DBC, (ii) that may be asserted by any of the Deere Park Parties under applicable antifraud laws, including without limitation Sections 10b-5 and Section 18 of the Act or to
(iii) arising out of any obligations of the Wellgate Parties required to be performed on or after the date hereof under this Agreement or any other agreements or documents entered into by the Wellgate Parties as contemplated by the Closing Memorandum.

             (ii) The Wellgate Parties, for themselves and their respective heirs, administrators, successors and assigns, hereby irrevocably and unconditionally release and forever discharge each of the Deere Park Parties of and from any and all claims for, and agree not to file any lawsuit or other legal action seeking to recover, any Losses or Expenses relating to or arising out of any matters existing or occurring prior to the date hereof; provided, however, that the foregoing release shall in no event extend to any claims (i) that may be asserted by any of the Wellgate Parties under applicable antifraud laws, including without limitation Sections 10b-5 and Section 18 of the Exchange Act or to (ii) arising out of any obligations of the Deere Park Parties required to be performed on or after the date hereof under any this Agreement or any other agreements or documents entered into by the Deere Park Parties as contemplated by the Closing Memorandum.

        (c)  INDEMNIFICATION.

             (i) The Wellgate Parties hereby jointly and severally agree to indemnify and hold harmless each of the Deere Park Parties from and against any and all Losses (as hereinafter defined) and Expenses (as hereinafter defined) incurred or suffered by any of such parties in connection with or arising from: (i) any breach by Wellgate, Marengere, Matossian or Amyot or any of their representations, warranties or covenants contained in Section 3(a) of this Agreement or in any of the other agreements and documents contemplated by the Closing Memorandum; (ii) any Encumbrance on the Management Option Shares previously contributed by Wellgate to Dominion Park, the Wellgate DBC Shares transferred to Dominion Park pursuant to this Agreement, or Wellgate's interest in Dominion Park; or (iii) any claim brought by any interest holder in Wellgate or any other person or entity arising from or relating to the contribution by Wellgate of the Management Option Shares to Dominion Park, or the transfer of the Wellgate DBC Shares to Dominion Park pursuant to this Agreement.

          (b) The Deere Park Parties hereby jointly and severally agree to indemnify and hold harmless the Wellgate Parties from and against any and all Losses (as hereinafter defined) and Expenses (as hereinafter defined) incurred or suffered by any of such parties in connection with or arising from: (i) any breach by the Deere Park Parties of any of their representations, warranties or covenants contained in Section 4(a) of this Agreement; or (ii) any Encumbrance on the American Eco Shares, other than those restrictions contained in the Lock-Up and Escrow Agreement.

          (d)   As used herein:

               (i) "LOSSES" shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, policies, damages, expenses, deficiencies or other charges.

               (ii) "EXPENSES" shall include all reasonable expenses incurred by an indemnified party for court costs, legal fees, filing fees and other professional fees.

      6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles.

      7. CAPTIONS. Captions to paragraphs herein are for purposes of reference only and in no way shall limit, define or otherwise affect the provisions hereof.

      8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      9. ENTIRE AGREEMENT. This Agreement represents the final and complete agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral or written, with respect thereto. This Agreement may be amended only by written agreement signed by each of the parties hereto.

     10. ADDITIONAL ACTIONS. The parties hereto hereby agree to prepare, sign and deliver, or cause to be prepared, signed or delivered, such other and further instruments and documents, and to perform such other and further acts as may be reasonably necessary to carry out the intent of this Agreement and consummate the transactions described herein.

     11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

     12. ASSIGNMENT. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

     13. INCORPORATION OF RECITALS; EXHIBITS AND SCHEDULES. The recitals set forth on Page 1 hereof and the exhibits and schedules attached hereto are hereby incorporated into this Agreement by this reference.

     IN WITNESS WHEREOF, this Agreement has been executed as of the first written above.

DOMINION PARK, L.L.C.                  WELLGATE INTERNATIONAL, LTD.


By:  /s/ Michel Marengere                By:  /s/ Michel Marengere
     ------------------------------           ---------------------------------
     Michel L. Marengere, Manager
                                         Its: Chairman & C.E.O.
                                              ---------------------------------

By:  /s/ Nicolas Matossian
     ------------------------------
     Nicolas V. Matossian, Manager       /s/ Michel Marengere
                                         --------------------------------------
                                         MICHEL L. MARENGERE


By:  /s/ Gary I. Levenstein
     ------------------------------
     Gary I. Levenstein, as              /s/ Nicolas Matossian
     Attorney-in-Fact for                --------------------------------------
     Douglas A. Gerrard, Manager         NICOLAS V. MATOSSIAN



By:  /s/  Gary I. Levenstein
     ------------------------------
     Gary I. Levenstein, as              /s/ R. Amyot
     Attorney-in-Fact for                --------------------------------------
     Leonard Feldman, Manager            RENE AMYOT


DEERE PARK EQUITIES, L.L.C.,             RIVERWOOD INVESTMENTS, L.L.C.,
an Illinois limited liability company    a Delaware limited liability company


By:  /s/ Gary I. Levenstein              By:  /s/ Gary I. Levenstein
   --------------------------------         -----------------------------------
     Gary I. Levenstein, as                        Gary I. Levenstein, as
     Attorney-in-Fact for                          Attorney-in-Fact for
     Douglas A. Gerrard,                           Douglas A. Gerrard, Manager
     Manager


LAMAR INVESTMENTS, INC.


By   /s/ Gary I. Levenstein
   --------------------------------
     Gary I. Levenstein, as
     Attorney-in-Fact for
     Leonard Feldman,
     President

                                     EXHIBIT A

                                  LETTER AGREEMENT
                                  ----------------


Attached hereto is a true and correct copy of the Letter Agreement dated August 19, 1997, as amended, which governs Dominion Park, L.L.C.

                                     EXHIBIT B

                          DOCUMENTATION REGARDING WELLGATE
                          --------------------------------


Attached hereto are true and correct copies of the Articles of Incorporation, Bylaws, and a list of the current shareholders, directors and officers of Wellgate.

                                     EXHIBIT C

                              RELEASES AND DISCHARGES
                              -----------------------


Attached hereto are copies of the Releases and Discharges.

                                     EXHIBIT D
                                     ---------


Attached hereto is a summary of all of DBC's unpaid tax and fiduciary liabilities, and of all agreements DBC has reached regarding the payment of such liabilities.

                                     EXHIBIT E
                                     ---------


Attached hereto is a description of all material adverse changes affecting DBC or its subsidiaries since the date of DBC's most recent Quarterly Report on Form 10-Q, and a description of all transactions undertaken by DBC or any such subsidiary since such date outside the normal course of business.

                                      14